Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. WILL CLOSE ITS COSTA RICA FACILITY

Minnetonka, MN – January 24, 2017 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced it is closing its Alajuela, Costa Rica production facility and consolidating production into its Minnesota facilities. The Costa Rica facility employs approximately 113 employees and operations include fiber termination and injection molding production for the Suttle operating segment. The closure is intended to increase the efficiency of Suttle’s operations and improve the lead time and availability of its products.

These actions additionally are in response to declines in revenue in CSI’s Suttle business segment, which has experienced two years of operating losses. Wind down activities will commence this week and it is expected all production will be transferred within the next six months. Suttle will continue to serve customers without interruption.

Roger Lacey, CSI’s Chief Executive Officer, commented, “Suttle has had a presence in Costa Rica for over 28 years and the decision to close the Alajuela facility was not easy. Because we remain optimistic about Suttle’s market opportunity we did consider alternatives to closing the facility. But we are facing the reality that customers, primarily in the United States, demand quick turn around on orders, prefer American-made products and demand value for money spent, thus we are unable to maintain our two production facilities.”

Mark Fandrich, Chief Financial Officer, commented, “We expect the closing to create operational efficiencies and reduce costs. Total cost to close the Costa Rica facility is expected to be approximately $1.6 million and we expect the charges to be incurred by the end of third quarter of this year. Payback is expected to be less than one year after concluding the close.”

About Communications Systems

Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark Fandrich

CFO

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674